Exhibit (h)(3)

                          EXPENSE LIMITATION AGREEMENT


                               NAKOMA MUTUAL FUNDS






         This EXPENSE LIMITATION AGREEMENT, is made as of December 8, 2006 by and between Nakoma Capital Management, LLC (the "Adviser") and Nakoma Mutual Funds on behalf of its series Nakoma Absolute Return Fund (the "Fund").



         WHEREAS, the Fund is a Delaware business trust, and will be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company; and


         WHEREAS, the Fund and the Adviser have entered into an investment advisory agreement dated May 19, 2006, (the "Investment Advisory Agreement"), pursuant to which the Adviser provides investment management services to the Fund for compensation based on the value of the Fund's average daily net assets; and


         WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may normally be subject;


         NOW THEREFORE, the parties hereto agree as follows:


1. EXPENSE LIMITATION.


         1.1. APPLICABLE EXPENSE LIMIT. The Adviser, in its capacity as investment adviser of the Fund, agrees to waive its fee and/or reimburse expenses to the extent necessary so that the total annual operating expenses for the Fund do not exceed the Operating Expense Limit (as defined in Section 1.2 below). For purposes of this Agreement, total annual operating expenses for the Fund generally consist of costs not specifically borne by the Adviser, the Fund's administrator, or the Fund's principal underwriter, including, but not limited to, investment advisory fees, administrative fees, fees for necessary professional services, any amortization of organizational expenses, costs associated with regulatory compliance, maintaining legal existence, and investor relations ("Fund Operating Expenses"), but excluding: interest; taxes; transaction costs (such as brokerage commissions and expenses relating to dividends on short sales); and extraordinary expenses. To the extent the Fund Operating Expenses exceed the Operating Expense Limit (as defined in Section 1.2 below), such excess amount (the "Excess Amount") shall be the liability of the Adviser.


         1.2. OPERATING EXPENSE LIMIT. The maximum Operating Expense Limit in any fiscal year or period with respect to the Fund shall be the amount specified in Schedule A based on a percentage of the Fund's month-end net assets.


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         1.3. DURATION OF OPERATING EXPENSE LIMIT. The Operating Expense Limit
with respect to the Fund shall remain in effect until December 15, 2007. The Adviser may extend, but may not during the term of this Agreement shorten, the duration of the Operating Expense Limit without the consent of the Fund. Such an extension must continue at the same Operating Expense Limit amount specified on Schedule A, unless otherwise agreed by the parties hereto.



         1.4. METHOD OF COMPUTATION. To determine the Adviser's obligation with respect to the Excess Amount, each month the Fund Operating Expenses for the Fund shall be annualized. If the annualized Fund Operating Expenses for any month of the Fund exceeds the Operating Expense Limit of the Fund, the Adviser shall remit to the Fund an amount equal to such Excess Amount, either by fee waiver or reimbursement of expenses.


         1.5. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.


2. REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.


         2.1. REIMBURSEMENT. If on the last business day of any month during which the Investment Advisory Agreement is in effect, the estimated annualized Fund Operating Expenses of the Fund for that month is less than the Operating Expense Limit, the Adviser shall be entitled to reimbursement by the Fund of the fees waived or reduced and other payments remitted by the Adviser to the Fund pursuant to Section 1 hereof (the "Reimbursement Amount") during any of the previous thirty-six (36) months, to the extent that the annualized Fund Operating Expenses plus the amount so reimbursed equals, for such month, the Operating Expense Limit provided in Schedule A, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.


         2.2. YEAR-END ADJUSTMENT. If necessary, on or before the last business day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.


3. TERM AND TERMINATION OF AGREEMENT.


         This Agreement shall have an initial period as set forth in Section 1.3 above, and shall apply for each fiscal year thereafter so long as it is in effect. Thereafter, this Agreement shall automatically renew for one-year terms unless the Adviser provides written notice to the Fund of the termination of this Agreement, which notice shall be received by the Fund at least thirty (30) days' prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Investment Advisory Agreement, or it may be terminated by the Fund, without payment of any penalty, upon thirty (30) days' prior written notice to the other party at its principal place of business.

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         This Agreement is applicable only to the Fund and shall not be applicable to any other series of Nakoma Mutual Funds hereafter created.


4. MISCELLANEOUS.


         4.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.


         4.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund's governing documents, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.


         4.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset value, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the 1940 Act or the Investment Advisory Agreement, shall have the same meaning as and be resolved by reference to the 1940 Act or such Investment Advisory Agreement.


         4.4 LIMITATION OF LIABILITY. The Adviser agrees that it shall look only to the assets of the Fund for performance of this Agreement and for payment of any claim it may have hereunder, and that neither any other series of the Trust hereafter created, nor any of the Trust's trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefore.


         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                                               NAKOMA MUTUAL FUNDS


                                               By: /s/ Daniel Pickett
                                                   Name: Daniel Pickett
                                                   Title: Managing Director

                                               NAKOMA CAPITAL MANAGEMENT, LLC

                                               By: /s/ Daniel Pickett
                                                   Name: Daniel Pickett
                                                   Title: Managing Director


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                       SCHEDULE A OPERATING EXPENSE LIMIT


Name of Fund                                  Maximum Operating Expense Limit
------------------------------------------   ----------------------------------
Nakoma Absolute Return Fund                               1.99%



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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


As the independent registered public accounting firm, we hereby consent to the use of our report dated May 15, 2006, for Nakoma Mutual Funds, comprising Nakoma Absolute Return Fund and to all references to our firm included in or made a part of this Pre-Effective Amendment No. 7 under the Securities Act of 1933 and Amendment No. 7 under the Investment Company Act of 1940 to the Nakoma Mutual Funds Registration Statement on Form N-1A.






Cohen Fund Audit Services, Ltd.
(f.k.a. Cohen McCurdy, Ltd.)
Westlake, Ohio
December 8, 2006